June 13, 2014

Mr. Jeffrey N. Braun
[Redacted]
Dear Jeffrey:
Congratulations. On June 11, 2014, Allegion’s Board of Directors Compensation Committee approved your appointment as Senior Vice President and General Counsel, reporting to me.
The following details outlined changes to your compensation package as a result of your new role and responsibilities.

1.
Your new annual base salary will be set at an annual rate of $290,000 effective June 11, 2014. Due to the current HR system freeze, this will be initiated after July 1 and you will receive retro-active payment of the salary owed to you between June 11 and when the change in salary is initiated.

2.
Your annual incentive award opportunity under the Allegion Annual Incentive Plan (“AIP”) will increase from 50% to 55% as of June 11. Any payment for 2014 will be prorated as of the date of the change. Please keep in mind that actual payout under the plan is dependent on business results and personal performance.

3.	Your annual Allegion equity award target will increase to $200,000 for the 2015 annual grant, which will be granted in the first quarter of 2015.

4.
You will continue to be eligible to participate in all applicable benefit programs offered to Allegion salaried employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k and pension plans.

5.	You will be eligible to participate in the following programs offered to Officers of Allegion:

a.	Deferred Compensation Plan: You will be eligible to participate in Allegion’s deferred compensation plan. Enrollment materials are distributed in the fourth quarter of each year.

b.
Financial Counseling: You will be eligible for a tax, estate, and financial planning services allowance up to $11,000 in your first (and final) year and $9,000 per year thereafter. The cost for these services is imputed to your annual income.

c.	Executive Health Program: You will be eligible to participate in an executive physical examination program that will be established for Allegion in an amount not to exceed $1,500 annually.

6.	You will continue to be eligible for paid vacation, which in your case is four (4) weeks. Vacation days will be earned and accrued on a monthly basis each calendar year.

7.
Based on your role in Allegion, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. Furthermore, you will be required to comply with the Allegion stock ownership requirements, which is $580,000 (2 times your annual base salary) for your role.

This offer is contingent upon your acceptance of the Proprietary Information agreement attached hereto. To accept this offer, please sign as indicated under the Candidate Acceptance section below. In addition, sign the Proprietary Information agreement and return these materials to Linda Batchelor, VP – Talent and Corporate Human Resources.

Sincerely,

/s/ Dave Petratis

Dave Petratis
Chairman, President and Chief Executive Officer

Attachments:

•	Proprietary Agreement

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion as Senior Vice President and General Counsel and agree to the conditions in the offer letter.

/s/ Jeffrey N. Braun                6/17/14
Jeffrey N. Braun                Date